Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Second Quarter and First Six Months of 2011

SHAKOPEE, Minn.--(BUSINESS WIRE)--August 12, 2011--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the second quarter and six months ended June 30, 2011.

Canterbury Park Holding Corporation (the “Company”) reported a net loss of $348,056 on revenues of $11,665,520 for the three months ended June 30, 2011, compared to a net loss of $380,969 on revenues of $11,453,879 for the same period in 2010. For the six months ended June 30, 2011, the net loss was $137,501 on revenues of $19,973,330 compared to a net loss of $1,020,610 on revenues of $19,242,492 for the same period in 2010. Diluted loss per share for the second quarter of 2011 was $.03 compared to diluted loss per share of $.09 for the second quarter of 2010. Diluted loss per share for the six month period ended June 30, 2011 was $.09 compared to a diluted loss per share of $.25 for the six month period ended June 30, 2010.

Net revenues in the second quarter and six months ended June 30, 2011 were $11.67 million and $19.97 million, respectively, which represented an increase of 1.8% and 3.8%, respectively, from net revenues in the comparable periods in 2010. This overall increase reflects an increase of 2.4% and 7.4% in Card Casino revenues in the 2011 second quarter and six month periods, respectively, that were somewhat offset by a 2.2% and 4.2% decrease in pari-mutuel revenues in the respective 2011 second quarter and six month periods. Operating expenses decreased in both the second quarter and six month periods, decreasing $298,400, or 2.5%, and $1,205,865, or 5.9%, as compared to respective periods in 2010. We recorded tax expense of $323,234 against our pre-tax loss of $24,822 in the second quarter, and the tax expense of $751,000 we booked for the first six months more than offset our pre-tax income of $613,499 in the first half of 2011 due to a revision to our expected income for 2011 and the significant lobbying expenses we incur in our efforts to gain legislative approval for a Racino at Canterbury Park are not deductible for tax purposes. Further results for the second quarter and first six months of 2011 are presented in the accompanying table, and additional information regarding the Company’s financial results will be provided in the Company’s Form 10-Q Report that will be filed on August 15, 2011 with the Securities and Exchange Commission.

Randy Sampson, Canterbury Park’s President and CEO commented: “Given the many challenges our business faces, we are pleased that we achieved revenue growth and reduced our operating expenses in the second quarter and six months ended June 30, 2011. This enabled us to report improved pre-tax results as compared to the same periods in 2010.”

Mr. Sampson continued: “Adding to our challenges this year, as previously disclosed, we were forced to suspend our operations for 20 days because the Minnesota Racing Commission, the agency that regulates our gaming operations, was closed during the shutdown of Minnesota’s State government beginning July 1. Because the shutdown occurred during the heart of our racing season, we estimate that Canterbury Park lost as much as $1 million in revenue each week. While we won’t know the full impact until the racing season is over, we expect the suspension of our operations for 20 days in July will have a material, adverse effect on the Company’s results for the quarter ending September 30, 2011, as well as on its fiscal year results as compared to the same periods in 2010.”

Sampson added: “While we have encountered many challenges this year, we remain optimistic about the future. Thanks to our loyal employees, horsemen, and others who stuck with us during the shutdown, our live meet has resumed with strong fan support. With race days re-scheduled to various dates through September 12, we look forward to finishing the 2011 meet on a high note. We also continue to be encouraged by strong business in our remodeled Card Casino, and are particularly enthusiastic about opportunities to grow our table games revenues. Finally, we are disappointed to report net losses for the second quarter and six month periods. However, bolstered by our strong balance sheet and positive cash flow, we have the resources to sustain us as we endeavor to grow our revenues and return to profitability.”

Sampson concluded: “Due to the challenges faced by Canterbury Park within our current business model, we will continue to advocate for Racino legislation that would authorize electronic gaming devices at the Racetrack. Studies have shown that a Racino would generate much needed revenues for the State of Minnesota, while creating a significant number of jobs in the racing, hospitality, and equine industries. A Racino would also enable Minnesota’s horse racing industry, which already employs several thousand individuals, to remain competitive and viable. Although the Legislature adjourned without taking action, we believe our efforts this year have increased support for a Racino in Minnesota, both among the public and lawmakers in St. Paul, and we will continue to vigorously pursue the Racino legislation at the earliest possible time.”

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 2011 live race meet began on May 20th and ends September 12th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

NOTE: Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Operating Revenues, (net)	$11,665,520	$11,453,879	$19,973,330	$19,242,492

Operating Expenses	$11,691,019	$11,989,419	$19,361,861	$20,567,726

Non-Operating Income, (net)	$667	$1,171	$2,030	$4,424

(Loss) Income before Income Tax Benefit (Expense)	($24,822)	($534,369)	$613,499	($1,320,810)

Income Tax (Expense) Benefit	($323,234)	$153,400	($751,000)	$300,200

Net Loss	($348,056)	($380,969)	($137,501)	($1,020,610)

Basic Net Loss Per Common Share	($0.03)	($0.09)	($0.09)	($0.25)

Diluted Net Loss Per Common Share	($0.03)	($0.09)	($0.09)	($0.25)

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223